UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Vesta Insurance Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

To the Stockholders of

VESTA INSURANCE GROUP, INC.

You are invited to attend our annual meeting of stockholders to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, June 1, 2004, at 10:00 A.M., local time.

Information concerning matters to be considered and acted upon at the meeting is set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read.

It is important that your shares be voted at this meeting. Please read the enclosed Notice of Annual Meeting and Proxy Statement so you will be informed about business to come before the meeting. Please mark, sign and return your proxy. If you choose to attend the meeting, you may, of course, revoke your proxy and personally vote your stock if you desire to do so.

Sincerely,

Norman W. Gayle, III

President and Chief Executive Officer

Birmingham, Alabama

April 29, 2004

Notice Of Annual Meeting Of Stockholders

To Be Held June 1, 2004

To the Holders of Common Stock of

VESTA INSURANCE GROUP, INC.

The annual meeting of stockholders of Vesta Insurance Group, Inc. will be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, June 1, 2004, at 10:00 A.M., local time, for the following purposes:

(1)	To elect three persons to serve as Class II directors for a three-year term beginning June 1, 2004.

(2)	To approve an amendment to the Company’s Long Term Incentive Plan for the sole purpose of extending its term an additional five (5) years.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2004.

(4)	To transact such other business as may properly come before the meeting.

These matters are more fully discussed in the accompanying Proxy Statement.

The close of business on April 16, 2004 has been fixed as the date for determining the stockholders who are entitled to notice of and to vote at the annual meeting. All stockholders, whether or not they expect to attend the annual meeting in person, are requested to vote their shares by submitting your instructions by phone or by internet in accordance with the instructions on the enclosed form of proxy, or by marking, dating, signing and returning the enclosed form of proxy in the accompanying envelope. Submitting your instructions or proxy by any of these methods will not affect your right to attend the meeting and vote. Your proxy may be revoked at any time before it is voted.

The annual meeting for which this notice is given may be adjourned from time to time, without notice other than announcement at the annual meeting. Any business for which notice of the annual meeting is hereby given may be transacted at any such adjournment.

By Order of the Board of Directors

Donald W. Thornton

Senior Vice President—

General Counsel and Secretary

Birmingham, Alabama

April 29, 2004

PROXY STATEMENT FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD JUNE 1, 2004

INFORMATION ABOUT THE MEETING

Solicitation of Proxies

The Board of Directors of Vesta Insurance Group, Inc. solicits your proxy in the form enclosed with this Proxy Statement for use at our Annual Meeting of Stockholders to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, June 1, 2004, at 10:00 A.M., local time, and at any adjournment or postponement of such meeting. Norman W. Gayle, III and Donald W. Thornton are named as proxies in the enclosed form of proxy and have been designated as the directors’ proxies by our Board of Directors. We expect to mail this proxy material to stockholders on or about April 29, 2004.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote in advance. If you own your shares in record name, you may cast your vote one of three ways:

•	Vote by Internet: You can choose to vote your shares over the Internet site listed on the proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offers access to the World Wide Web. If you vote via the Internet, you do not need to return the proxy card.

•	Vote By Telephone: You can also vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on the proxy card. To vote by phone follow the simple recorded instructions. If you vote by phone, you do not need to return the proxy card.

•	Vote by Mail: If you choose to vote by mail, simply mark the proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in “street name” through a nominee (such as a broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	Properly executing and delivering a later-dated proxy (including a telephone or Internet vote);

•	Voting by ballot at the meeting; or

•	Sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of Vesta at the address shown on the cover of this proxy statement.

Record Date and Voting Stock

Each common stockholder of record at the close of business on April 16, 2004 (the “record date”) is entitled to one vote for each share of common stock held on that date. There is no cumulative voting of the common stock. At the close of business on April 16, 2004, there were 36,067,740 shares of our common stock outstanding.

Vote Required

At the meeting, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. Assuming the presence of a quorum, directors shall be elected at the meeting by a plurality of the votes cast, whether in person or by proxy.

A stockholder may abstain or withhold his vote (collectively, “abstentions”) with respect to each proposal submitted for stockholder approval. Abstentions will be counted as present (for purposes of determining the existence of a quorum) and entitled to vote on the relevant proposal, but they will be counted as not voting in favor of such proposal. Since the election of directors is determined by a plurality of the votes actually cast at the meeting, abstentions will not affect such election. Since the approval of the proposal to amend our Long Term Incentive Plan requires the affirmative vote of at least a majority of the shares represented at the meeting, abstentions will have the effect of a vote against the proposal.

Generally, a broker is entitled to vote shares held in “street name” on routine matters without instructions from the beneficial owner. On the other hand, a broker may not be entitled to vote shares held in “street name” on certain non-routine items absent customer instructions. If a broker votes shares held in “street name” on some but not all of the proposals submitted for stockholder approval, then all shares so voted will be counted as present (for purposes of determining the existence of a quorum), but will not be considered entitled to vote on those matters as to which authority to vote is withheld by the broker (a “broker nonvote”). Generally, there can be no “broker nonvotes” in the election of directors, because the election of directors is a routine matter for which a broker may exercise its discretion. We believe that the ratification of the amendment to our Long Term Incentive Plan is a matter on which brokers may not vote absent customer instructions.

PRINCIPAL STOCKHOLDERS

The following table lists all persons known to be the beneficial owner of more than five percent of our common stock as of December 31, 2003.

Name and Address	Title of Class	Number of Shares	Percent of Class
Becker Capital Management (1) 1211 SW Fifth Avenue, Suite 2185 Portland, Oregon 97204	Common Stock	3,339,100	9.10%

Heartland Advisors, Inc.(2) 789 North Water Street Milwaukee, Wisconsin 53202	Common Stock	3,285,500	9.0%

Alabama Reassurance Company (3) P.O. Box 020152 Tuscaloosa, Alabama 35402	Common Stock	2,822,307	7.70%

Dimensional Fund Advisors, Inc. (4) 1299 Ocean Avenue Santa Monica, CA 90401	Common Stock	1,890,500	5.15%

(1)	Based on Schedule 13G/A, filed February 3, 2004 by Becker Capital Management.
(2)	Based on Schedule 13G/A, filed February 13, 2004 by Heartland Advisors, Inc.
(3)	Based on Schedule 13G/A, filed January 28, 2004 by Alabama Reassurance Company and affiliates.
(4)	Based on Schedule 13G/A, filed February 6, 2004 by Dimensional Fund Advisors, Inc.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Our restated certificate of incorporation provides that our directors are divided into three classes, with the members of each class to be elected to hold office for a three-year term and until their successors are elected and qualified. Our bylaws provide that, subject to the rights of the holders of any series of preferred stock, the number of directors shall be not less than two nor more than twelve, with the exact number to be fixed by our Board of Directors.

At this year’s annual meeting, our Board of Directors is proposing the re-election of Robert B. D. Batlivala and T. Owen Vickers, and the election of Kevin J. Tierney, to serve as Class II directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2007 and until their successors are elected and qualified. The current terms of Messrs. Batlivala and Vickers expire at the annual meeting of stockholders for 2003. Mr. Tierney has not previously served as a director. These nominations were made on the recommendation of a special nominating committee consisting of Ms. Bailie, Dr. Batlivala and Mr. Farrior, each of whom is independent under applicable NYSE standards and our corporate governance guidelines. This special nominating committee was established because 2 of the 3 members of the standing Nominating and Corporate Governance Committee, Mr. Vickers and Mr. Camp, were potential candidates for re-election. Mr. Camp subsequently chose not to stand for re-election, and Mr. Tierney is nominated to fill the vacancy left by Mr. Camp.

If any of the nominees becomes unavailable for election, which is not anticipated, the directors’ proxies will vote for the election of such other person as our Board of Directors may recommend, unless our Board of Directors resolves to reduce the number of directors.

The Board of Directors recommends that the stockholders vote FOR the nominees.

CORPORATE GOVERNANCE PRACTICES

Our stockholders elect our Board of Directors as the ultimate decision-making body of the Company, except with respect to those matters reserved for the stockholders. The Board of Directors selects the senior management team, which is charged with the conduct of the Company’s business. The Board of Directors oversees the actions of our chief executive officer and the senior management team to assure that such actions are consistent with the long-term interests of the Company’s stockholders, as determined in the Board of Directors’ business judgment.

Corporate Governance Documents

Our Board of Directors has adopted the following guidelines, codes and charters which memorialize certain of our corporate governance policies and practices:

•	Corporate Governance Guidelines that, among other things, address the practices of the Board of Directors and specify criteria for determining a director’s independence.

•	A Corporate Code of Business Conduct and Ethics that establishes the standards of ethical business practice applicable to all of our directors and employees;

•	Code of Ethics for Senior Financial Officers, that supplements the Code of Business Conduct and Ethics and is applicable to the principal executive officer, the principal financial officer and the controller, as well as persons performing similar functions at our consolidated subsidiaries; and

•	A written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, that establish the purpose and responsibilities of each of these committees.

Each of these documents may be viewed at the corporate governance page of the investor relations section of our website, which is located at www.vesta.com/vta/ir_vta.htm. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. We intend to disclose future amendments to, or waivers with respect to our directors and executive officers from, the Corporate Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers on our Website within two business days following the date of such amendment or waiver. If you wish to receive a copy of any of these documents, you may send your request in writing to the Director of Investor Relations, Vesta Insurance Group, Inc., P.O. Box 43360, 3760 River Run Drive, Birmingham, Alabama 35243.

Director Independence

The Board of Directors evaluates the independence of each director and nominee in accordance with applicable laws and regulations, the New York Stock Exchange Listing Standards, and our corporate governance guidelines which supplement such regulations and standards. Generally, the Board of Directors must determine that an individual director or nominee has no material relationship with the Company, other than as a director, in order for that person to be deemed “independent” under the New York Stock Exchange Listing Standards. As permitted by these standards, our guidelines provide that the following relationships, or categorical standards, will not be considered to be material relationships that would impair a director’s independence:

•	The director is a partner, shareholder or executive officer of another entity that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year; is less than the greater of (i) $1 million or (ii) 2% of such other entity’s consolidated gross revenues;

•	The director, or any entity of which he or she is a partner, shareholder or executive officer, is insured by one of our affiliates;

•	The director or his or her immediate family member had an affiliation or professional employment relationship with a present or former internal or external auditor that ended more than three years before the date independence is being determined (one year during the initial phase-in of this “look back” period under the NYSE rules);

•	The director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than the greater of (i) $1 million or (ii) 2% of such organization’s total annual charitable receipts;

•	The director owns our stock;

•	The director was an employee of us, or an immediate family member was an executive officer of us, but such employment relationship ended more than three years before the date independence is being determined (one year during the initial phase-in of this “look back” period under the NYSE rules); and

•	The director, or member of the director’s immediate family, receives less than $100,000 in direct compensation from us, other than director and committee fees or deferred compensation for prior service to us.

The Board of Directors has determined that every director and nominee, with the exception of Mr. Gayle, is independent under these standards and our corporate governance guidelines.

Meetings of the Board of Directors/Executive Sessions

Directors are expected to attend all meetings of the Board and each committee on which they serve. During 2003, our Board of Directors met 18 times, and each of the incumbent directors attended in excess of 75% of the meetings of the Board.

Our Board of Directors routinely concludes its meetings by holding private executive sessions including only the non-management directors, without any employee directors or members of management present, to review, among other things, the report of the independent auditor, the criteria upon which the performance of the CEO and other senior managers is based, the performance of the CEO and other senior managers against such criteria, the compensation of the CEO and senior managers, and any other relevant matter. A private executive session is chaired by the Chairman of the Board.

Communications with Directors

As noted above, our Chairman of the Board has responsibility for chairing the executive sessions of our outside Directors. Stockholders desiring to communicate with the Chairman of the Board or our entire Board of Directors should send their comments to the Office of the General Counsel, Vesta Insurance Group, Inc., 3760 River Run Drive, Birmingham, Alabama 35243. The initial determination of whether communications will be relayed to board members will be made by the General Counsel. All communications will be relayed unless they are clearly inappropriate for consideration by the directors, such as personal grievances, routine customer complaints and similar matters. Where appropriate, the General Counsel will refer personal or customer service issues to our personnel that may best assist the stockholder. This process was approved by the Board of Directors, including all non-management directors.

Nomination of Candidates for Director

Our Nominating and Corporate Governance Committee reviews potential candidates to serve as directors and recommends to the Board qualified director nominees for election at each annual meeting of stockholders. The Nominating and Corporate Governance Committee’s charter is available on our website at www.vesta.com in the Corporate Governance page of the Investor Relations section.

As expressed in our Corporate Governance Guidelines, the specific qualities and skills any candidate for director should possess are (i) personal and professional integrity, (ii) relevant professional experience and mature business judgment, (iii) willingness to devote sufficient time and attention to carrying out their duties and responsibilities effectively, and (iv) commitment to serve on the Board for an extended period of time. Additionally, at least a majority of members of the Board of Directors must qualify as independent directors independent under applicable SEC rules, NYSE standards and our corporate governance guidelines. The Nominating and Corporate Governance Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria as they may contribute to our success. This evaluation is performed in light of the Committee’s views as to what skills and other characteristics would most complement those of the current directors, including skills and experience of the Board as a whole. After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval.

The Corporate Governance and Nominating Committee generally identifies potential candidates based upon the suggestions of its members, other members of our Board of Directors and members of management. The Committee is also empowered to utilize third party search firms to assist in the identification of candidates, although the Committee has not used such a firm in the past. The Committee will also consider candidates for Director suggested by our stockholders, provided that the recommendations are made in accordance with the procedures required under our By-laws and described in this Proxy Statement under the heading “Miscellaneous – Proposals of Stockholders.” Shareholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that the Committee’s nominees receive. The current nominees include two individuals, Dr. Batlivala and Mr. Vickers, who have previously served and are standing for re-election, and one individual, Mr. Tierney, who was initially recommended by another member of our Board of Directors.

Committees of the Board

Audit Committee.    Our Audit Committee’s primary responsibility is to administer the engagement of the independent auditor to perform quarterly reviews and annual audits of our financial statements, including (1) selecting and engaging the independent auditor and reviewing the scope of the audit to be conducted by them, (2) approving audit and non-audit services to be provided to us by the independent auditor, (3) reviewing with the independent auditor our financial statements, as well as the cooperation of management in the conduct of their review or audit of our financial statements, and (4) reviewing with management the performance of the independent auditor. In addition, our Audit Committee oversees our internal audit function and has the other duties and responsibilities set forth in its written charter. A copy of this charter is attached to this Proxy Statement as Exhibit A and may be obtained free of charge from our investor relations department.

The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our Audit Committee implemented such procedures in 2003. In addition, our Audit Committee adopted a revised charter during 2003 that complies with recently adopted New York Stock Exchange listing standards, and pre-approval policies and procedures related to audit and permissible audit related services to protect the continuing independence of our outside auditors, which are described below under the caption “Approval of Independent Auditor Services and Fees.”

The members of the standing Audit Committee are Mr. Gough, Chairman, Ms. Bailie and Dr. Batlivala. Our Board of Directors has determined that these members of the Audit Committee are independent under applicable SEC rules, NYSE standards and our corporate governance guidelines. Our Board of Directors, based on the recommendation of the Audit Committee, has determined that Ms. Bailie and Mr. Gough qualify as Audit

Committee Financial Experts under applicable SEC regulations. The Audit Committee met 13 times in 2003, and each member of the Audit Committee attended at least 75% of the meetings. The Committee’s report appears on page 13 of this Proxy Statement.

Compensation Committee.    The duties of the Compensation Committee are to make recommendations and reports to our Board of Directors with respect to the salaries, bonuses and other compensation to be paid to our officers receiving in excess of stated levels determined by the Compensation Committee from time to time, and to administer and authorize the award of stock options, restricted stock or other awards under all plans relating to the compensation of such officers. For 2003, the Compensation Committee determined to review and reserve the authority to approve the compensation paid to any executive officer of Vesta or its subsidiaries earning salary and bonus, in the aggregate, in excess of $250,000.

The members of the standing Compensation Committee are Messrs. Farrior, Chairman, Batlivala and Gough. Our Board of Directors has determined that these members of the Compensation Committee are independent under applicable SEC rules, NYSE standards and our corporate governance guidelines. The Compensation Committee met 8 times in 2003, and each member of the Compensation Committee attended at least 75% of the meetings. The Committee’s report appears on pages 14-15 of this Proxy Statement.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee identifies and recommends to the Board of Directors potential candidates to serve as directors and makes recommendations relating to the membership of committees of the Board of Directors. The Committee’s process for identifying and considering potential candidates for election to our Board of Directors is set forth above under the caption “Nomination of Candidates for Director.” The Nominating and Corporate Governance Committee is also responsible for developing and recommending corporate governance practices to our Board, including overseeing compliance with SEC and NYSE corporate governance standards.

The members of standing Nominating and Corporate Governance Committee are Messrs. Vickers, Chairman, Camp and Farrior. Our Board of Directors has determined that these members of the Nominating and Corporate Governance Committee are independent under applicable SEC rules, NYSE standards and our corporate governance guidelines. The Nominating and Corporate Governance Committee met 3 times in 2003, and each member of the Nominating and Corporate Governance Committee attended at least 75% of the meetings

Director Compensation

For 2003, directors who are not executive officers or employees of Vesta received an annual retainer fee of $12,000, payable in equal quarterly installments. Directors also received $2,000 for each board meeting attended ($1,000 for telephonic meetings and other meetings attended by telephone) and $1,000 for each committee meeting attended. Directors also receive reimbursement for their travel and lodging expenses if they do not live in the area where the meeting is held. Audit Committee members also receive an annual retainer fee of $10,000, payable in equal quarterly installments. Commencing January 1, 2004, the Board determined to increase the annual retainers paid to individual members to $25,000 annually and committee meeting fees to $1,500 per meeting, and resolved to pay an additional annual retainer fee of $5,000 annually to the Chairman of the Board, and the chairman of each committee.

At our annual meeting of stockholders held on May 16, 1995, our stockholders approved our Non-Employee Director Stock Plan, which was subsequently amended and ratified by our stockholders at our annual meeting held on May 8, 2000 (the “Director Plan”). Under the Director Plan, each eligible director may elect, pursuant to an advance written election, to receive shares of restricted stock in lieu of part or all of such director’s annual retainer or meeting attendance fees. The number of shares of restricted stock which an eligible director will be entitled to receive will be equal to the dollar amount of director fees which such director has elected not to receive, divided by seventy-five percent (75%) of the fair market value of our common stock on the date on which such fees would otherwise become payable. Shares of restricted stock may not be sold, transferred, pledged or assigned for a period of two years following the effective date of the issuance thereof. Directors electing to receive restricted stock will be entitled, with respect to such shares, to all rights of a stockholder, including the right to vote and to receive dividends on the shares. However, certificates for the shares of restricted stock shall be delivered only after the period of forfeiture has expired. During 2003, Mr. Camp elected to receive restricted stock in lieu of his annual retainer. For 2004, each of our directors elected to receive at least $5,000, or 20%, of their annual retainer in restricted stock in lieu of cash.

In addition, the Director Plan provides that, on the first trading day of each calendar year, each non-employee director will be granted a nonqualified stock option to purchase 5,000 shares of our common stock at a purchase price equal to the fair market value per share of the common stock on such grant date. Each option granted under the Director Plan is exercisable for a period of ten years beginning on the date of its grant. An option may not be exercised during the first six months after grant, except in the event of the death or disability of the director. An aggregate of 780,000 shares of our common stock have been reserved for issuance under the Director Plan, subject to adjustment for changes in our capital structure, of which 337,620 shares have been made the subject of previous awards (47,130 of which were subsequently forfeited upon the resignation of former directors) and 489,510 shares remain available for future awards.

Compensation Committee Interlocks and Insider Participation

In 2003, Messrs. Batlivala, Farrior and Gough served on the Compensation Committee. None of the members of the Compensation Committee is a current or former officer or employee of Vesta or any of its subsidiaries. During 2003, there were no interlocking relationships between any of our executive officers and any entity whose directors or executive officers serve on our Board of Directors and/or Compensation Committee.

Director Education Programs

Board members and executive officers are encouraged to and do participate in director education programs offered by third parties.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Profiles of Nominees

Robert B. D. Batlivala, Ph.D. (age 64) has been a director of Vesta since 1999. His term expires in 2004 (Class II). Principal occupation: Retired October 1, 1999 from the position of Director, Regulatory Economics and Corporate Strategic Planning for BP Amoco, where he served in various capacities since 1964. Dr. Batlivala was also an adjunct professor of Business and Economics at Dominican University, where he taught graduate level courses from 1972 through 1999.

Kevin J. Tierney, Esq. (age 52) is standing for election as a director for the first time at the annual meeting to be held in 2004. Principal occupation: Private legal practice since 2000, specializing in insurance, reinsurance and corporate law, reinsurance arbitration and mediation and alternative dispute resolution. Senior vice president, general counsel and secretary of UNUM Corporation, acting as chief legal officer of an S&P 500 company with U.S. and international life and health insurance and reinsurance operations, from 1991 through 1999.

T. Owen Vickers, Sr. (age 54) has been a director of Vesta since 2001. His term expires in 2004 (Class II). Principal occupation: Chairman, CEO and President of Birmingham Hide and Tallow Co., Inc., a diversified private company, since prior to 1998.

Profiles of Directors Whose Terms Have Not Expired

Tambra L. G. Bailie (age 45), a Certified Public Accountant, has been a director of Vesta since January 2003. Her term expires in 2005 (Class III). Principal occupation: Retired 2001 as a partner with PricewaterhouseCoopers, LLP, where she dedicated the majority of her 21 year career to serving PwC insurance industry clients and as an SEC review partner.

Walter M. Beale, Jr. (age 58) has been a director of Vesta since 1993. His term expires in 2006 (class I). Principal occupation: Partner in the law firm of Balch & Bingham LLP since prior to 1998.

Alan S. Farrior (age 50) has been a director of Vesta since 2000. His term expires in 2006 (class I). Principal occupation: President of Lowder New Homes/Colonial Homes since prior to 1998.

Norman W. Gayle, III (age 50) has been a director of Vesta since 1998. His term expires in 2005 (Class III). Principal occupation: President and Chief Executive Officer of Vesta since 2002; President of Vesta from 1998 to 2002.

Michael J. Gough (age 65) has been a director of Vesta since November 26, 2002. His term expires in 2005 (Class III). Mr. Gough, a Chartered Accountant from the United Kingdom, was with Alexander & Alexander, an international insurance brokerage firm, for fifteen years prior to its acquisition by AON Corporation in 1998 and currently serves as a consultant to various businesses. Before joining Alexander & Alexander, Mr. Gough spent fifteen years with Exxon in various management capacities.

Profiles of Executive Officers Who Are Not Directors

The following table shows certain information concerning each person deemed to be an executive officer of Vesta on April 15, 2004, except Norman W. Gayle, III, who also serves as a director. Each executive officer is elected by our Board of Directors or our Chief Executive Officer and serves at the pleasure of the Board or our Chief Executive Officer. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

Name	Age	Principal Occupation and Business Experience for the Past Five Years
K. Gerald Barron	54	Chairman or President of various insurance subsidiaries, responsible for all of our standard automobile insurance since 2001. Senior Vice President—Insurance Operations of Vesta Fire Insurance Corporation from 1999-2001. Executive Vice President of Audubon Insurance Group, Baton Rouge, Louisiana, from March 1997 to October 1999.

Thomas E. Mangold	49	Executive Vice President since 2003. Chief Executive Officer of Affirmative Insurance Holdings, Inc., our non standard auto operating subsidiary, since 2000. Since 2000, Mr. Mangold has been responsible for our agency and nonstandard automobile insurance activities. Chief Executive Officer of Bristol West Insurance Group, a provider of automobile insurance coverage, from 1999-2000. Chief Operating Officer, President and director of Titan Holdings, Inc. and its main operating subsidiary, Titan Auto, from 1996-1998.

David Lacefield	49	Senior Vice President responsible for standard property and casualty operations since 2004. President, Texas Select Lloyds Insurance Company, our subsidiary in Texas, since 2001. Executive Vice President of E.W. Blanch Insurance Services Inc. from 1998-2001, responsible for developing alternative distribution opportunities for E. W. Blanch clients.

Charles R. Lambert	34	Vice President—Investor Relations of Vesta. Manager—Investor Relations from 2001-2003. Employed by PricewaterhouseCoopers LLP from 1998-2000 in financial advisory services practice.

John W. McCullough	38	Vice President—Associate General Counsel of Vesta since 2000. Associate and partner with Balch & Bingham LLP, a law firm, from 1996-2000.

M. Sean McPadden	38	Executive Vice President of Affirmative Insurance Holdings, Inc. since 2002. Chief Actuary and Senior Vice President of Product Management of Bristol West Insurance Group, Inc. from 1999 to 2002.

E. Murray Meadows	33	Vice President and Controller of Vesta since 2003. Senior manager and other positions with KPMG, LLP in Nashville, Tennessee from 1999 to 2003.

Hopson B. Nance	33	Senior Vice President, Chief Financial Officer and Treasurer of Vesta since February 26, 2003. Vice President and Controller of Vesta from 2000 to 2003. Audit manager and other positions with PricewaterhouseCoopers LLP from 1996-2000.

Stephen P. Russell	44	Senior Vice President—Actuarial of Vesta Fire Insurance Corporation since 1998.

Donald W. Thornton	56	Senior Vice President—General Counsel and Secretary of Vesta since 1995.

Stock Ownership of Directors and Executive Officers

The following table reflects certain information about the equity ownership of the directors and each of the “named executive officers” shown in the Summary Compensation Table herein, and all directors and executive officers as a group, as of April 16, 2004, the record date. The table also indicates the number of shares that a person has the right to acquire within 60 days of April 16, 2004 pursuant to the exercise of options.

Name	Common Stock	Options Exerciseable Within 60 Days	% of Common Stock
Tambra L. G. Bailie	3,000	5,000	*
Robert B.D. Batlivala	—0—	20,000	*
Walter M. Beale, Jr.	40,499	20,000	*
Alan S. Farrior	9,326	20,000	*
Norman W. Gayle, III (1)	1,005,854	52,500	2.9%
Michael J. Gough	3,000	10,000	*
David Lacefield	—0—	—0—	*
Thomas E. Mangold	15,000	—0—	*
M. Sean McPadden	7,500	—0—	*
Hopson B. Nance(2)	32,265	—0—	*
T. Owen Vickers, Sr.	40,100	15,000	*

All Directors and Executive Officers as a Group (17 persons)	1,641,573	227,500	5.2%

*	less than 1%

(1)	Includes (i) 5,750 shares held in Mr. Gayle’s Individual Retirement Account, and (ii) 27,920 shares allocated to Mr. Gayle’s 401(k) plan account.
(2)	Includes 5,194 shares allocated to Mr. Nance’s 401(k) plan account.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors of Vesta file reports of stock ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of copies of such reports or representations that no annual reports on Form 5 for the 2003 fiscal year were required to be filed by officers or directors, Vesta believes that Section 16(a) filing requirements applicable to its officers and directors were complied with during fiscal year 2003.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has met and held discussions with Vesta’s management and Vesta’s independent accountants, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that Vesta’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.”

Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, the Audit Committee’s review of the representations of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in Vesta’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee serving during 2003.

AUDIT COMMITTEE

Michael J. Gough, Chairman

Tambra L. G. Bailie

Robert B. D. Batlivala

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of non-employee directors. The primary function of the Compensation Committee is to make recommendations and reports to our Board of Directors with respect to salaries, bonuses and other compensation to be paid to our officers receiving in excess of stated levels determined by the Compensation Committee from time to time, and to administer all plans relating to the compensation of such officers. For 2003, the Compensation Committee determined to review and reserve the authority to approve the compensation paid to any executive officer of Vesta or its subsidiaries earning salary and bonus, in the aggregate, in excess of $250,000.

Our total compensation structure is comprised of annual base salary, annual cash bonus payments and long term equity based compensation granted pursuant to our equity based incentive plans. Our overall compensation program has been designed to attract and retain key executives and to provide appropriate incentives to these executives to maximize our long term financial results for the benefit of the stockholders. Individual compensation levels are based not only upon our relative success, but also upon the duties and responsibilities assumed by each officer, the performance of their individual business units, their attainment of individual and business unit goals, and their participation and contribution to specific projects.

Salary.    The salary levels for our executive officers for 2003, including the salary of Mr. Gayle as Chief Executive Officer, are based upon the salary levels paid by other similarly situated property and casualty insurance and reinsurance companies, as well as upon individual performance and responsibility. The Compensation Committee believes that the base salary levels paid to our executive officers are comparable with the average salary levels of similarly situated property and casualty insurers and reinsurers. In addition, each of Messrs. Gayle, Mangold, and Nance are parties to employment contracts that provide for minimum annual base salaries to be reviewed at least annually by the Compensation Committee for consideration of appropriate merit increases and, once established, their base salaries shall not be decreased during the employment period.

Bonuses.    The Compensation Committee has the discretion to award annual cash bonuses for performance during prior periods. The amount of cash bonuses paid, if any, are not solely related to any specific or objective measures of corporate performance; however, the Compensation Committee evaluates the performance of the executive officers by considering a variety of factors and criteria that may vary from year to year and applying their collective judgment and experience in determining the amount of bonus that is appropriate under the totality of the circumstances existing at the time the determination is made. For services rendered during 2003, the Compensation Committee awarded cash bonuses to Messrs. Mangold, Lacefield, McPadden and Nance in the amounts of $325,000, $236,250, $154,500 and $100,000, respectively. The Compensation Committee awarded no cash bonuses to Mr. Gayle for services rendered during 2003.

Equity Based Compensation.     The Compensation Committee also has the discretion to award equity based compensation as a long-term incentive for future performance. The payment of equity based compensation to our executive officers under our incentive plans is intended to (i) highlight and reinforce the mutuality of long-term interests between employees and the stockholders and (ii) to assist in the attraction and retention of key executives, managers and individual contributors who are essential to Vesta’s growth and development. In 2003, the Compensation Committee did not award any options, restricted stock or other equity based awards to any employees.

The Compensation Committee is aware of the provisions of Section 162(m) of the Internal Revenue Code and the related regulations of the Internal Revenue Service (“Section 162(m)”) which restrict deductibility of executive compensation paid to the CEO and the four highest paid executive officers other than the CEO at the end of any fiscal year to the extent such compensation exceeds $1,000,000 in any year and does not qualify as “performance based compensation” as defined by Section 162(m). In 2001, Vesta’s stockholders approved a plan that allows the Compensation Committee to award performance based compensation, which is generally compensation payable only upon the attainment of a performance goal that is both (i) based on objective, not subjective, criteria and (ii) established early in the performance period while attainment of the goal is still uncertain. None of the compensation paid to the executive officers in 2003 qualified as performance based compensation under Section 162(m).

This report is submitted by the Compensation Committee serving during 2003.

COMPENSATION COMMITTEE

Alan S. Farrior, Chairman

Robert B. D. Batlivala

Michael J. Gough

COMPENSATION AND OTHER TRANSACTIONS WITH

EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Information

The following table sets forth certain information regarding compensation paid during the last three fiscal years to those individuals serving as our chief executive officer or acting in a similar capacity during 2003, and the four other most highly compensated executive officers serving at the end of 2003.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation(1) ($)	Restricted Stock Awards(2) ($)	Securities Underlying Options (#)	LTIP Payouts(3) ($)	All Other Compensation ($)
Norman W. Gayle, III, President and Chief Executive Officer	2003 2002 2001	500,000 498,077 471,538	—0— 237,500 430,000		631,144 330,000 *	—0— —0— 6,013,125	—0— —0— —0—	171,766 229,022 229,022	11,540 12,287 11,773	(4) (4) (4)

Thomas E. Mangold (5) Chief Executive Officer of Affirmative Insurance Holdings, Inc.	2003 2002	317,351 315,188	325,000 400,000	(6)	64,519 *	—0— —0—	—0— 25,000	—0— —0—	6,694 7,784	(7) (7)

M. Sean McPadden(8) Executive Vice President Affirmative Insurance Holdings, Inc.	2003 2002	244,615 175,562	154,500 120,000		* *	—0— —0—	—0— —0—	—0— —0—	5,169 2,215	(9) (9)

Hopson B. Nance Senior Vice President – Chief Financial Officer	2003 2002 2001	250,000 174,615 150,000	100,000 75,000 112,500		* * *	—0— —0— 62,800	—0— 15,000 —0—	—0— —0— —0—	6,980 7,408 7,062	(10) (10) (10)

David Lacefield(11) Senior Vice President – Standard Lines	2003 2002	250,000 236,250	236,250 118,000		* *	—0— —0—	—0— —0—	—0— —0—	18,520 17,825	(12) (12)

(1)	With respect to Mr. Gayle, includes (i) forgiveness of $317,000 of scheduled principal and interest payments due on a promissory note and (ii) reimbursement of $314,144 in taxes paid by Mr. Gayle during 2003. See, “Settlement Agreement” discussed below. With respect to Mr. Mangold, includes amounts paid to reimburse him for housing and related travel expenses. An asterisk (*) indicates that the total amount of perquisites or personal benefits paid to an executive officer during the referenced year was less than $50,000 or 10% of an executive’s salary and bonus, the minimum, under SEC rules, an executive must have received before any amount is required to be shown in this column.
(2)	Includes grants of restricted stock on August 7, 2001 made pursuant to a settlement agreement dated July 23, 2001 between Vesta and Mr. Gayle. See “Settlement Agreement” discussed below.
Dividends will be paid on the restricted stock prior to vesting. The value of the restricted stock awards shown above reflects the number of shares awarded during the year multiplied by the closing market price of our unrestricted common stock on the date of the award. The following table shows the aggregate number and value of all shares of restricted stock held by the persons identified in the Summary Compensation Table above based on the closing price of our common stock on December 31, 2003:

	Number of Shares	Market Value on 12/31/03
Norman W. Gayle, III	437,500	$1,684,375
Hopson B. Nance	10,000	$38,500
(3)	Consists of payments with respect to the repayment of loans made to enable certain executive officers to purchase restricted stock. See, “Restricted Stock Incentive Program” discussed below.
(4)	Consists of the payment of premiums under our group term life insurance plan of $3,540 in 2003, $2,860 in 2002 and $1,935 in 2001, and contributions under our 401(k) plan of $8,000 in 2003, $9,427 in 2002 and $9,838 in 2001.
(5)	Mr. Mangold became an executive officer of Vesta in 2002. Accordingly, Mr. Mangold’s compensation is reported for 2002 and 2003 only.
(6)	Includes $300,000 paid after April 29, 2003 for services rendered in 2002.

(7)	Consists of employer contributions under the Affirmative Insurance Holdings, Inc. 401(k) plan.
(8)	Mr. McPadden became an executive officer of a subsidiary of Vesta in 2002. Accordingly, Mr. McPadden’s compensation is reported for 2002 and 2003 only.
(9)	Consists of employer contributions under the Affirmative Insurance Holdings, Inc. 401(k) plan.
(10)	Consists of the payment of premiums under our group term life insurance plan of $1,770 in 2003, $1,062 in 2002 and $1,062 in 2001, and contributions under our 401(k) plan of $5,210 in 2003, $6,346 in 2002 and $6,000 in 2001.
(11)	Mr. Lacefield became an executive officer of Vesta in 2002. Accordingly, Mr. Lacefield’s compensation is reported for 2002 and 2003 only.
(12)	Consists of the payment of premiums under Florida Select’s group life insurance plan of $520 in 2003 and $2,129 in 2002, and employer contributions under the Florida Select 401(k) plan of $18,000 in 2003 and $15,696 in 2002.

Settlement Agreement

In June of 2001, we settled a contingent liability to Mr. Gayle under the Executive Officer Incentive Compensation Plan originally adopted on September 30, 1999 by issuing restricted stock and making loans as set out below:

Name of Executive	Restricted Stock Grant	Loan Amount
Gayle	500,000 Shares	$2,000,000

The issuance of this restricted stock and the making of these loans was pursuant to a settlement agreement and release between Vesta and Mr. Gayle and other executive officers (the “Settlement Agreement”) that provides that the restricted stock will vest over a ten-year period (ten percent annually) and that Vesta will forgive ten percent of the loans annually. Vesta shall also pay these executive officers, in the form of cash bonuses, such additional amounts as are necessary to provide for the payment of any and all taxes that may become payable by them as a result of (i) the issuance or vesting of the restricted stock, (ii) the making of the loans or the forgiveness thereof and (iii) the payment of cash bonuses contemplated by (i) or (ii) (i.e., such bonuses will be grossed-up to take into account taxes payable as a result of such bonuses).

The Settlement Agreement provides for the forfeiture of all unvested restricted stock and repayment of all loan proceeds in the event an executive’s employment is terminated under certain circumstances, including voluntary termination by the executive or termination by Vesta “for cause.” The Settlement Agreement also provides for accelerated vesting of the restricted stock and accelerated forgiveness of the loans upon a “change of control” of Vesta or termination of an executive’s employment under certain other circumstances, including termination by Vesta without cause or termination upon death, disability or retirement.

The full value of the restricted stock granted pursuant to the Settlement Agreement, based on the closing price of $10.92 as of the date of the grant, is reflected as 2001 compensation in the “Restricted Stock Awards” column of the summary compensation table presented above. The amount of the scheduled principal and interest that became due in 2003 on the loans, which was forgiven in accordance with the terms of the Settlement Agreement, is reflected as 2003 compensation in the “Other Annual Compensation” column of the summary compensation table presented above. In addition, the amount of reimbursement we paid to Mr. Gayle during 2003 as a result of the partial vesting of his restricted stock and partial forgiveness of his loans in 2002 is also reflected as 2003 compensation in the “Other Annual Compensation” column of the summary compensation table presented above. As of December 31, 2003, the outstanding principal balance of Mr. Gayle’s note was $1.6 million.

Restricted Stock Incentive Program

On July 18, 1994, we entered into a restricted stock agreement with Mr. Gayle pursuant to which we sold to Mr. Gayle 60,000 shares of common stock (the “Restricted Shares”) for a purchase price of $18.92 per share. Mr. Gayle executed a promissory note representing the obligation to repay a loan from Vesta for the purchase price of his Restricted Shares, and the Restricted Shares were held by us as security for the repayment of such promissory notes. Mr. Gayle repaid his note in full during 2003. The largest aggregate amount of indebtedness under the loans to Mr. Gayle during 2003 was $77,897, and the outstanding balance under this loan as of December 31, 2003 was $-0-. The promissory note had a term of nine years and bore interest at a rate of 5.22% per annum. We paid cash bonuses each year in amounts sufficient, after the payment of taxes due with respect to such bonus, to reduce the promissory note by the amount of the purchase price for the Restricted Shares which vested in that year, so long as the executive officer remains in our employ. In 2003, we paid a bonus for this purpose to Mr. Gayle of $171,766.

Employment Agreements—Gayle and Nance

Messrs. Gayle and Nance are parties to employment agreements with Vesta Insurance Group, Inc. Under these employment agreements, which are substantially similar, the executive officers receive a base salary subject to annual adjustment, and may receive additional amounts as bonus compensation in accordance with our regular compensation practices. The agreements also provide that each of the executive officers are entitled to receive other perquisites, including a car allowance and country club or dining club dues.

If Vesta terminates Mr. Gayle’s employment without “cause” (as defined in the agreement), or if the executive officer terminates his employment for “good reason” following a “change of control” (as those terms are defined in the agreements), the executive officer shall be entitled to receive the equivalent of three years’ salary and bonus (in lump sum or in thirty-six monthly installments), continued health benefits until the age of 65 and immediate vesting or lapse of restrictions of any stock options or shares of restricted stock awarded to him. The term of his agreement is three years, and the agreement will be automatically extended for one year on each anniversary of their effective date, unless written notice of non-extension is provided by Vesta or the executive officer at least ninety (90) days prior to such an anniversary date.

If Vesta terminates Mr. Nance’s employment without “cause” (as defined in the agreement), then Mr. Nance shall be entitled to receive the equivalent of two years’ salary and bonus (in lump sum or in twenty-four monthly installments), continued health benefits for two years and immediate vesting or lapse of restrictions of any stock options or shares of restricted stock awarded to him. If Mr. Nance terminates his employment for “good reason” following a “change of control” (as those terms are defined in the agreements), then Mr. Nance shall be entitled to receive the equivalent of three years’ salary and bonus (in lump sum or in thirty-six monthly installments), continued health benefits for three years and immediate vesting or lapse of restrictions of any stock options or shares of restricted stock awarded to him. The term of the agreement is two years, and the agreement will be automatically extended for one year on each anniversary of its effective date, unless written notice of non-extension is provided by Vesta or Mr. Nance at least ninety (90) days prior to such an anniversary date.

Employment Agreement—Mangold

Mr. Mangold is a party to an employment contract with Affirmative Insurance Holdings, Inc., our non-standard auto agency subsidiary. This employment contract, which has a term expiring December 21, 2004, entitles Mr. Mangold to a base salary of at least $300,000, with an automatic cost of living adjustment increase of 2.5% per annum, and additional amounts as bonus compensation within the discretion of Instant Insurance’s board of directors, subject to the approval of our Compensation Committee. The agreement also provides that Mr. Mangold is entitled to reimbursement of his reasonable travel expenses and rental and maintenance of an apartment in Dallas, Texas in an aggregate amount not to exceed $50,000 per year, plus an additional amount necessary to provide for the payment of any and all taxes that may become payable by Mr. Mangold as a result of this reimbursement amount. In addition, Mr. Mangold is subject to an agreement not to compete with Instant Insurance for a period of one year following the termination of his employment, and not to solicit Instant

Insurance’s business by way of solicitation of employees or interference with Affirmative’s relationships with its employees, customers, products, services or other business activities.

If Affirmative Insurance Holdings terminates Mr. Mangold’s employment without “cause” or without “unsatisfactory performance” (as those terms are defined in the agreement), Mr. Mangold would be entitled to receive the equivalent of two years’ salary and bonus (in cash or in the form of a promissory note). If Affirmative Insurance terminates Mr. Mangold’s employment for “unsatisfactory performance,” or if Mr. Mangold terminates his employment for “good reason” following a “change of control” (as those terms are defined in the agreement), Mr. Mangold would be entitled to receive one year’s salary and a pro rata portion of his bonus paid in the previous year (calculated from January 1 through the date of his termination).

Compensation Pursuant to Plans

In addition to our Non-Employee Director Stock Plan described earlier in the Proxy Statement under the caption “Corporate Governance Practices – Director Compensation,” pursuant to which benefits may be provided to our outside directors, we maintain long term incentive compensation plans, described below, pursuant to which benefits may be provided to our employees.

Long Term Incentive Plan

Our stockholders have approved the Vesta Insurance Group, Inc. Long Term Incentive Plan, as amended (the “LTIP”), which is designed to enable us to attract, retain and motivate directors and employees through equity (common stock) based compensatory awards. The LTIP provides for various types of awards, including stock options, restricted stock, stock appreciation rights and deferred stock awards. An aggregate of 2,221,998 shares of our common stock have been reserved for issuance under the LTIP, subject to adjustment for changes in our capital structure. As of December 31, 2003, an aggregate of 2,815,698 shares had been made the subject of previous awards (1,395,758 of which were subsequently forfeited and returned to the plan upon the resignation of former employees) and 802,058 shares remain available for future awards.

The LTIP was due to expire by its original terms in November, 2003. Our Board of Directors has adopted an amendment to this LTIP, subject to stockholder ratification, to extend the term of the LTIP to December 31, 2008. This amendment is contingent on stockholder approval. If stockholder approval is not obtained, the amendment will be of no further force and affect, the LTIP will terminate and no further grants will be made pursuant to the LTIP. Additional information concerning the amendment is included later in this Proxy Statement under the caption “Proposal Number 2 – Ratification of Amendment to LTIP.”

Incentive Compensation Plan

In 2001, our stockholders approved the 2001 Incentive Compensation Plan (the “Incentive Compensation Plan”) as a means of continuing our ability to attract, retain and motivate directors and employees through equity (common stock) based compensatory awards. Under the Incentive Compensation Plan, the Compensation Committee has the discretion to issue: (i) stock options, (ii) restricted stock awards and (iii) unrestricted stock awards in recognition of past services or other valid consideration. The aggregate number of shares of Vesta common stock which may be issued under the Incentive Compensation Plan may not exceed two million (2,000,000), subject to adjustment for changes in our capital structure; provided, however, that no more than seven hundred fifty thousand (750,000) shares may be awarded under the Incentive Compensation Plan in the form of awards other than options. The maximum number of shares with respect to which awards may be granted to any individual in any one year under the Plan is three hundred fifty thousand (350,000). As of December 31, 2003, an aggregate of 265,000 shares had been made the subject of previous awards (102,500 of which were subsequently forfeited and returned to the plan upon the resignation of former employees) and 1,837,500 shares remain available for future awards.

During 2003, no awards were made under either of the equity plans described above.

The following table presents certain information with respect to the value of options held by the executive officers named in the Summary Compensation Table above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

Name	Shares acquired on exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Norman W. Gayle, III	—0—	$—0—	52,500	—0—	—0—	—0—
Thomas E. Mangold	—0—	—0—	—0—	25,000	—0—	—0—
M. Sean McPadden	—0—	—0—	—0—	—0—	—0—	—0—
Hopson B. Nance	—0—	—0—	—0—	55,000	—0—	—0—
David Lacefield	—0—	—0—	—0—	—0—	—0—	—0—

Post Retirement Benefits Plan

Prior to 2004, we maintained the J. Gordon Gaines, Inc. Post-Retirement Benefits Plan (the “Retirement Plan”), an unfunded, deferred compensation plan for officers and other key employees of J. Gordon Gaines, Inc., our wholly-owned management subsidiary which employs all of our employees. Each year, we recorded as a liability on our balance sheet an amount (based on an established formula) which we believe would be sufficient, together with amounts recorded in previous years (and expected to be recorded in future years, to cover the payment of the projected benefit amounts for each participant in the Retirement Plan upon such participant’s normal retirement. During 2003, we determined to terminate the Retirement Plan. In connection with the termination of this plan, we paid to each participant an amount of money equal to the liability that we had recorded on our balance sheet with respect to the projected benefit to each participant under the Retirement Plan. For each of our named executive officers, this consisted of the payment of a one-time cash payment to Mr. Gayle of $194,062 and Mr. Nance of $25,884. Neither Mr. Lacefield, Mr. McPadden nor Mr. Mangold were eligible to participate in the Retirement Plan.

Certain Relationships and Related Transactions

During 2003, the law firm of Balch & Bingham LLP, of which Walter M. Beale, Jr., one of our directors, is a partner, rendered various legal services to Vesta and certain of its subsidiaries. The fees paid by us to Balch & Bingham during 2003 were less than 2% of Balch & Bingham’s total consolidated gross revenues for 2003.

Performance Graph

The following graph compares the cumulative total stockholder return (including the reinvestment of dividends) on our common stock with that of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Property/Casualty Index. The comparison for the period assumes that $100 was invested in each index on December 31, 1998.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG VESTA INSURANCE GROUP, INC., STANDARD & POOR’S 500 INDEX AND

STANDARD AND POOR’S PROPERTY/CASUALTY INSURANCE INDEX

PROPOSAL NUMBER 2

RATIFICATION OF AMENDMENT TO LTIP

Amendment Submitted for Ratification

Our Long Term Incentive Plan, or LTIP, was originally approved by our stockholders in 1993 and was due to expire by its terms in 2003. When we submitted our Incentive Compensation Plan for stockholder approval in 2001, the LTIP had 322,061 shares remaining available for awards. Since the approval of our Incentive Compensation Plan, no awards have been made under the LTIP, and 479,997 awards previously made under the LTIP have been cancelled due to employee terminations and forfeitures. As a result, we had 802,058 shares of our common stock reserved and remaining available for issuance pursuant to the LTIP at the time it was due to expire.

Absent an amendment to extend the term of the LTIP, our Incentive Compensation Plan will be the only stockholder approved plan under which we may issue equity based awards to our employees. As of December 31, 2003, our Incentive Compensation Plan had 1,837,500 shares, or approximately 5% of our issued and outstanding shares as of December 31, 2003, remaining available for issuance. We believe the shares remaining available for issuance under the LTIP, together with the shares remaining available for issuance under the Incentive Compensation Plan, constitute an appropriate level of potential equity based compensation for our employees. The following table sets forth information as of December 31, 2003 concerning all of our equity compensation plans, assuming the term of the LTIP is extended.

EQUITY COMPENSATION PLAN INFORMATION

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	744,311	$7.63	3,129,068
Equity compensation plans not approved by security holders	15,000	$23.13	—

Total	759,311	$7.93	3,129,068	(1)

(1)	Includes 489,510 shares which may become subject to awards granted to non employee directors under our Non-Employee Director Stock Plan and 2,639,558 shares which may become subject to awards granted to employees under either the LTIP or the Incentive Compensation Plan.

Our board of directors has resolved to amend the LTIP to extend its term until December 31, 2008, or an additional five (5) year period, subject to stockholder ratification. If stockholder approval is not obtained, the number of securities remaining available for future issuance under equity compensation plans reflected in column (c) of the table above would be reduced from 3,129,068 to 2,327,010, of which only 1,837,500 would be available for issuance to employees. No additional shares are proposed to be reserved for issuance under the LTIP, and no changes are proposed with respect to the nature of the awards that may be made thereunder.

Material Terms

The primary features of the LTIP are summarized below.

Administration.    The LTIP will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of two or more members of the Board of Directors who qualify both as “outside directors” within the meaning of Section 162(m) of the Code and “disinterested persons” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

Shares Reserved for Issuance.    An aggregate of 2,221,998 shares of our common stock have been reserved for issuance under the LTIP, subject to adjustment for changes in our capital structure. As of December 31, 2003, an aggregate of 2,815,698 shares had been made the subject of previous awards (1,395,758 of which were subsequently forfeited and returned to the plan upon the resignation of former employees) and 802,058 shares remain available for future awards.

Eligibility.    Persons eligible to participate in the LTIP shall be those officers and key employees of Vesta and its subsidiaries who are in positions in which their decisions, actions and counsel significantly impact the performance of Vesta or its subsidiaries. Participants are chosen from this group by the Compensation Committee, at its discretion.

Types of Stock Awards.    The LTIP provides for various types of awards, including stock options, restricted stock, stock appreciation rights and deferred stock awards. The maximum number of shares subject to awards which may be granted under the LTIP to any single participant in any one year is 135,675 (subject to further adjustment to reflect changes in the capitalization of the Company).

Change of Control.    Upon the occurrence of a Change of Control (as defined in the LTIP), the following shall occur: (i) all unexercised stock options shall become fully vested and immediately exercisable and (ii) all restrictions on the restricted stock shall lapse. In addition, a participant may, to the extent determined by the Compensation Committee, receive in cash from Vesta with respect to previous awards under the Plan the following amount for such awards: (i) the excess of the Change in Control Price (as defined below) over the exercise price of the award, if any, multiplied by (ii) the number of shares of the common stock subject to the award. The “Change in Control Price” means the highest price per share paid in any transaction reported on the New York Stock Exchange, or paid or offered in any transaction related to a potential or actual Change of Control of the Company at any time during the preceding sixty day period, as determined by the Compensation Committee.

Term of the Plan.    The LTIP will expire, assuming stockholder ratification of the amendment, on December 31, 2008. If stockholder approval is not obtained, the amendment will be of no further force and affect, the LTIP will terminate and no further grants will be made pursuant to the LTIP.

Amendments.    The Board of Directors may at any time amend or discontinue the LTIP and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action may be taken that would adversely affect the rights of a holder under an outstanding award without the holder’s consent. Under the New York Stock Exchange stockholder approval policies, any material revision of the LTIP will be subject to stockholder approval.

New Plan Benefits

Future grants under the LTIP will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by optionees. Consequently, it is not possible to determine the benefits that might be received by participants under the Plan.

Certain Federal Income Tax Consequences

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

Incentive Stock Options.    An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the optionee is subject to the alternative minimum tax). Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option (“iso shares”) within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the iso shares. If an optionee disposes of the iso shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the iso shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the iso shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the iso shares were held by the optionee. A capital gain will be long-term if the optionee’s holding period is more than 12 months. Vesta will be entitled to a deduction in connection with the disposition of the iso shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the iso shares.

Nonqualified Stock Options.    An optionee generally recognizes no taxable income as the result of the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is a Vesta employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Vesta generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the amendment to the LTIP.

PROPOSAL NUMBER 3

APPROVAL OF AUDITORS

A proposal to approve the appointment of the firm of PricewaterhouseCoopers LLP as our principal independent accountants to audit our consolidated financial statements for the year ending December 31, 2004, will be presented to the stockholders at the annual meeting. The Audit Committee of our Board of Directors recommends the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to answer appropriate questions. They will have the opportunity to make a statement if they desire, although they have informed us that they do not plan to make a statement.

If our stockholders do not approve the appointment of PricewaterhouseCoopers LLP, the selection of independent auditors will be reconsidered by our Audit Committee and Board of Directors.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the appointment of auditors.

Audit and Related Fees

Audit Fees.    The aggregate fees and expenses billed or to be billed by PricewaterhouseCoopers LLP for professional services for the audit of Vesta’s annual consolidated financial statements, reviews of the consolidated interim financial statements, and other services normally provided in connection with statutory and regulatory filings were $1,870,719 in 2003 and $1,602,979 in 2002.

Audit Related Fees.    The aggregate fees and expenses billed or to be billed by PricewaterhouseCoopers LLP for assurance and related services reasonably related to the performance of the audit of our annual consolidated financial statements, or the reviews of our consolidated interim financial statements, but not reported as audit fees, were $63,581 in 2003 and $68,879 in 2002. These Audit Related services include audits of benefit plans, consultations concerning financial accounting and reporting standards and other audit related services.

Tax Fees.    The aggregate fees and expenses billed or to be billed by PricewaterhouseCoopers LLP for professional services for tax compliance, tax advice and tax planning were $147,646 in 2003 and $82,225 in 2002.

All Other Fees.    The aggregate fees billed to Vesta for all other services rendered by PricewaterhouseCoopers LLP were $-0- in 2003 and $-0- in 2002.

Approval of Independent Auditor Services and Fees.

The Audit Committee, or any of its members acting pursuant to delegated authority, is required to pre-approve the engagement of our independent auditor to conduct an audit of our financial statements, as well as any permitted non-audit services performed by the independent auditor. To fulfill this requirement, our Audit Committee specifically approves the engagement of the Company’s independent auditor to conduct an audit of the Company’s and its subsidiaries’ financial statements, including the engagement terms and fees. Such audit services include audit work performed on the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

In addition to the audit services specifically approved each year in connection with the annual engagement of our independent auditor, our Audit Committee has adopted a policy to pre-approve certain additional services in each of the following categories:

•	Audit related services, including financial statement audits of employee benefit plans, agreed upon or expanded procedures relating to accounting and/or billing records, internal control reviews and assistance with internal control of reporting requirements, consultations on audit related items and attest services not required by statute or regulations;

•	Tax services which include assistance with tax audits and appeals, tax advice related to mergers and acquisitions and divestitures, compliance matters, including preparation of tax returns and claims for refunds and reviews of tax returns; and

•	Other services not captured in the other categories that are not prohibited by the SEC regulations governing auditor independence.

The Audit Committee’s pre-approval policy permits the independent auditor to provide audit related services and tax services without the need for specific approval each time such services are rendered. The Audit Committee’s pre-approval policy does not permit the rendering of any other services without specific pre-approval. During the year, the Audit Committee requires management to report the fees incurred in connection with the rendering of the audit related services and tax services that have been pre-approved. Also during the year, if circumstances arise which make it necessary to engage the independent auditor for additional other services, management must request specific approval before such services may be rendered.

OTHER BUSINESS

As of March 18, 2004, Vesta had not received notice of any matters to be presented at the annual meeting, other than as described in this Proxy Statement. However, if any other proper matters are brought before the meeting, the persons named in the enclosed proxy, or in the event no person is named, Norman W. Gayle, III and Donald W. Thornton, will vote in accordance with their best judgment on such matters.

MISCELLANEOUS INFORMATION

Proposals of Stockholders

In order for a proposal by a stockholder to be eligible to be included in our proxy statement and proxy form for our annual meeting of stockholders in 2004 in accordance with the SEC’s “stockholder proposal” rules, the proposal must be received by Vesta at its home office, 3760 River Run Drive, Birmingham, Alabama 35243, on or before December 31, 2003.

A stockholder may also propose a matter for action, including director nominations, at our annual meeting of shareholders to be held in 2004 outside of the SEC’s “stockholder proposal” rules. Stockholders wishing to nominate candidates or submit other matters for action must comply with certain procedures required by our bylaws. In general, a stockholder must give notice in writing of the matter or nomination to the Corporate Secretary of Vesta Insurance Group, Inc., 3760 River Run Drive, Birmingham, Alabama 35243, not later than the close of business on the 70th day, nor earlier than the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. Assuming the annual meeting in 2005 is neither advanced by more than twenty days nor delayed more than seventy days from the anniversary date of the 2004 meeting (June 1), notice of a director nomination or other matter proposed for action at the 2005 annual meeting must be received by us between March 2, 2005 and March 22, 2005 to be considered timely. In addition, the stockholder proposing the matter or making the nomination must be a shareholder of record at the time the notice is given and otherwise entitled to vote at the annual meeting. The notice must set forth (a) as to each nominee, all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected) and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of the shareholder, as they appear on Vesta’s books, and of such beneficial owner and (ii) the number and class of shares of Vesta owned of record and beneficially by such shareholder and such beneficial owner. If a vote is ultimately taken on an untimely proposal for any reason, the proxies solicited and received by our Board of Directors will be deemed to have conferred discretionary authority to vote on such untimely proposal.

Costs of Solicitation

The cost of this solicitation of proxies will be borne by Vesta. Georgeson Shareholder Services will serve as our proxy solicitation agent, will coordinate the distribution of proxy materials, and will oversee the return of Proxy Cards. We estimate the fee for these services will be approximately $25,000. In addition to solicitation by mail, our directors, officers and other Vesta employees may solicit proxies personally or by telephone or other means of communication. We will request certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares held of record by such persons, and we will reimburse reasonable forwarding expenses.

Annual Report on Form 10-K

We have provided to our stockholders a copy of our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, and our financial statements and schedules thereto. Upon request and payment of the cost of reproduction, the exhibits to the Form 10-K will be furnished. Such written request should be directed to Vesta at its address stated herein.

Exhibit A

VESTA INSURANCE GROUP, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Purpose

1.	The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Vesta Insurance Group, Inc. (the “Company”) is to assist the Board in fulfilling its responsibility to oversee the Company’s financial reporting and control processes, including (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditor.

2.	The Committee has the responsibilities and powers set forth in this Charter. Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures designed to insure compliance with accounting standards and applicable laws and regulations. The company’s independent auditors are responsible for auditing the financial statements. The Committee’s responsibility is to monitor and review these processes and procedures. The Committee may apply reasonable materiality standards to all of its activities.

Administration of the Engagement of the Company’s Independent Auditor

1.	The Committee shall have sole responsibility to retain and terminate the independent auditor (subject to shareholder ratification), and the independent auditor shall report directly to the Committee. In exercising this responsibility, the Committee shall obtain and review a report provided by the independent auditor describing (1) the independent auditor’s internal quality control procedures, (2) any material issues raised by the most recent internal quality control review, or per review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more of the firm’s audits, and any steps taken to deal with any such issues and (3) all relationships between the independent auditor and the Company. Prior to commencement of the annual audit, the Committee will review the independent auditor’s scope of work to be performed.

2.	The Committee shall pre-approve any audit and permitted non-audit services performed by the independent auditor to assure that the provisions of such services do not impair the auditor’s independence. In lieu of explicit pre-approval of each engagement, the Committee may establish by resolution policies and procedures for pre-approval of certain categories of services (e.g., Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees; or such other categories as may be required by applicable regulation), provided such policies and procedures (i) are detailed as to the nature of the services included within such categories (ii) do not delegate the authority to approve engagements to management and (iii) provide that the Committee be informed of each service actually rendered to the Company. Such policies and procedures shall be established by resolution at any time in advance of the provision of services for which pre-approval is required, and the Committee may revise the list of pre-approved services by resolution from time to time. Such policies and procedures may also provide for de minimis exceptions to the pre-approval requirement as permitted by law and applicable regulation.

3.	The Committee may delegate the authority to pre-approve any audit or permitted non-audit service to one or more designated members of the Committee who are independent directors of the Company, and the decisions of any such designated member of the Committee shall be reported to the Committee at its next scheduled meeting.

4.	The Committee shall approve the fees paid to the Company’s independent auditor. In lieu of explicit approval of fees for each engagement, the Committee may establish by resolution annual limits on fees to be paid to the independent auditor for each category of service pre-approved by the Committee. Such limits may be established by resolution of the Committee from time to time. The Committee may delegate the authority to approve the fees paid to the independent auditor to one or more designated members of the Committee who are independent directors of the Company, and the decisions of any such designated member of the Committee shall be reported to the Committee at its next scheduled meeting.

5.	From time to time, the Committee will review with management and, without the presence of the independent auditor, the competence and performance of the independent auditor.

Communications with Independent Auditors

1.	The Committee will review and discuss with management and the independent auditor the annual audited financial statements and the quarterly financial statements, including the disclosures in management’s discussion and analysis and the independent auditor’s opinion. The annual and quarterly discussions regarding the financial statements with the independent auditor will include a discussion of:

a)	all critical accounting policies and estimates inherent in the financial statements, including the appropriateness and clarity of the disclosure concerning such critical accounting policies and estimates;

b)	the independent auditor’s judgment concerning the quality, not just the acceptability, of the accounting principles applied in the financial statements, including all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor;

c)	all material written communications between the independent auditor and the Committee or management, such as the independent auditor’s Report to Management and management’s responses thereto or schedules of unadjusted differences and their significance to the Company’s financial statements as a whole;

d)	the degree of aggressiveness or conservativeness of the Company’s accounting principles and underlying estimates; and

e)	any other matters related to the conduct of an audit required to be communicated to those responsible for the oversight of the financial reporting process (e.g., communications required by SAS No. 61 and No. 90).

2.	The Committee will review with the independent auditor without the presence of management and internal audit the adequacy of the cooperation of management and internal audit in the conduct of services, any audit problems or difficulties and any material disagreements with management.

3.	The Committee shall be responsible for resolving any disagreements between the Company’s independent auditor and management.

Internal Audit

The Committee shall oversee the Company’s internal audit function. The internal audit function may be performed by an outside auditor other than the independent auditor under the supervision of management, if the Committee determines appropriate. With regard to internal audit the Committee shall:

a)	Review the proposed scope of the internal audit for each year under the period deemed appropriate;

b)	Review the results of each audit and management’s response to any findings; and

c)	Review with internal audit, without the presence of management, the cooperation of management during the performance of the internal audits.

Other Duties and Responsibilities

1.	The Committee shall be responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential anonymous submissions by Company employees regarding questionable accounting or auditing matters.

2.	The Committee will obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties. The Committee has the authority to retain and compensate such advisors without seeking board approval.

3.	The Committee shall receive funds from the Company for the payment of compensation to the Company’s independent auditor and any other outside legal, accounting or other advisors employed by the Committee, and ordinary administrative expenses, in such amounts and at such times as the Committee determines by resolution from time to time.

4.	The Committee will discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. These discussions may be general discussions of the type of information to be disclosed and the type of presentations, and need not occur in advance of each earnings release or each instance in which the Company may provide guidance.

5.	The Committee will discuss with management the Company’s policies with respect to risk assessment and risk management. While management is responsible for assessing and managing the Company’s exposure to risk, the Committee will discuss with management guidelines and policies to govern the process by which risk assessment and management is undertaken.

6.	The Committee will review with the Company’s general counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies, and any material reports or inquiries received from regulators or government agencies.

7.	The Committee will establish by resolution from time to time clear hiring policies for employees or former employees for the independent auditor.

8.	The Committee will report regularly to the Board and review with the Board any issues that may arise with respect to:

a)	the quality or integrity of the Company’s financial statements;

b)	the Company’s compliance with legal or regulatory requirements;

c)	the performance and independence of the Company’s independent auditors; or

d)	the performance of the Company’s internal audit function.

9.	The Committee will annually review and reassess this adequacy of this Audit Committee Charter and revise as needed to address new requirements, Company circumstances and changing expectations of the Board.

10.	The Committee will conduct an annual performance evaluation of the Committee.

Public Reporting

1.	The Committee shall prepare the Audit Committee Report required by the Securities and Exchange Commission Regulation S-K Item 306 each year and cause such report to be included in the Company’s annual proxy statement.

2.	The Committee shall also review with management each year the disclosures relating to the audit committee and the administration of the audit required by applicable law and regulation, including

a)	Disclosures required in the proxy statement by Schedule 14A, Item 7 (or any successor regulation), including (i) identification of the audit committee members, (ii) statement that such members are “independent” as defined by applicable NYSE listing standards or additional information concerning any member who is not, and (iii) statement of adoption of this Charter and provision of a copy of the Committee’s Charter at least once every three years and for the year in which the Charter is revised.

b)	Disclosures required in the proxy statement by Schedule 14A, Item 9 (or any successor regulation), including (i) fees paid to the independent auditor segregated by category (e.g., Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees; or such other categories as may be required by applicable regulation) and the nature of the services included within such categories and (ii) a description of the Committee’s pre-approval policies and procedures to pre-approve services by category, including the percentage of the total fees paid to the independent accountant for unapproved services where a de minimis exception was used

c)	Disclosures required by Regulation S-K, Item 401(h) – Audit Committee Financial Expert.

Membership

1.	The Committee shall be appointed annually by the Board. The Committee shall select its chairman.

2.	The Committee shall be comprised of not less than three members of the Board who are independent as defined by New York Stock Exchange Listing Standards, including any additional independence requirements for audit committee membership that may be imposed by such listing standards.

3.	Each member of the Committee shall be financially literate, meaning the member has the ability to read and understand the Company’s financial statements. In addition, at least one member of the Committee will have accounting or related financial management expertise.

4.	No member of the Committee shall serve on more than three audit committees of publicly held companies.

[VTICM—VESTA INSURANCE GROUP, INC.] [FILE NAME: ZVTIC2.ELX] [VERSION—(2)] [04/20/04] [orig. 04/19/04]

DETACH HERE ZVTIC2

VESTA INSURANCE GROUP, INC.

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on June 1, 2004

P R O X Y

The undersigned constitutes and appoints Norman W. Gayle III and Donald W. Thornton, or either of them with full power of substitution in each, proxies to vote all shares of Common Stock of Vesta Insurance Group, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203, on Tuesday, June 1, 2004, and at all adjournments or postponements thereof as follows:

1. Election of Directors, Nominees:

For Class II, to serve until the 2007 Annual Meeting Robert B.D. Batlivala, Kevin J. Tierney, T. Owen Vickers

2. Ratification of an amendment to the Company’s Long Term Incentive Plan for the sole purpose of extending its term an additional five (5) years.

3. Ratification of the appointment of the firm of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2004.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued, and to be Signed, on Reverse Side)

SEE REVERSE SIDE

VESTA INSURANCE GROUP, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694 EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/vta

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[VTICM—VESTA INSURANCE GROUP, INC.] [FILE NAME: ZVTIC1.ELX] [VERSION—(4)] [04/20/04] [orig. 04/19/04]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark X votes as in this example.

IF NO PREFERENCE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND “FOR” PROPOSAL # 2 AND PROPOSAL # 3. In accordance with their best judgment the proxies are authorized to vote upon such other matters as may properly come before the meeting.

VESTA INSURANCE GROUP, INC.

1. Election of Directors, Nominees For Class II, to serve until the 2007 Annual Meeting. (01) Robert B.D. Batlivala, (02) Kevin J. Tierney and (03) T. Owen Vickers

FOR WITHHELD

For all nominees except as written above

FOR AGAINST ABSTAIN

2.Ratification of amendment to the Company’s Long Term Incentive Plan for the sole purpose of extending its term an additional five (5) years.

FOR AGAINST ABSTAIN

3.Ratification of the appointment of the firm of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2004.

IMPORTANT: Please sign exactly as your name appears hereon. If shares are held by more than one owner, each must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full titles.

Signature: Date: Signature: Date: